PARKSTONE VARIABLE ANNUITY

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

THE COMPANY'S PROMISE

In consideration of the Purchase Payments and the attached application, Security Benefit Life Insurance Company (the "Company") will pay the benefits of this Contract according to its provisions,

LEGAL CONTRACT

PLEASE READ YOUR CONTRACT CAREFULLY. It is a legal Contract between the owner and the Company. The Contract's table of contents is on page 2.

FREE LOOK PERIOD-RIGHT TO CANCEL

IF FOR ANY REASON THE OWNER IS NOT SATISFIED WITH THIS CONTRACT, THE OWNER MAY RETURN IT TO THE COMPANY WITHIN 10 DAYS FROM THE DATE OF RECEIPT. IT MAY BE RETURNED BY DELIVERING OR MAILING IT TO THE COMPANY. IF RETURNED, THIS CONTRACT SHALL BE DEEMED VOID FROM THE CONTRACT DATE. THE COMPANY WILL REFUND ANY PURCHASE PAYMENTS MADE AND ALLOCATED TO THE FIXED ACCOUNT AND WILL REFUND SEPARATE ACCOUNT CONTRACT VALUE AS OF THE DATE THE RETURNED POLICY IS RECEIVED BY THE COMPANY.

SIGNED FOR THE SECURITY BENEFIT LIFE INSURANCE COMPANY ON THE CONTRACT DATE.

      ROGER K. VIOLA                                        HOWARD R. FRICKE
        Secretary                                              President

A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

*Purchase Payments may be made until the earlier of the Annuity Start Date or termination of the Contract.

*A Death Benefit may be paid prior to the Annuity Start Date according to the Contract provisions.

*Annuity Payments begin on the Annuity Start Date using the method specified in this Contract.

*This Contract is Participating.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THERE ARE NO GUARANTEED MINIMUM PAYMENTS OR CASH VALUES. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.)

[SBG LOGO]

SECURITY BENEFIT LIFE INSURANCE COMPANY
A MEMBER OF THE SECURITY BENEFIT GROUP OF COMPANIES
700 SW HARRISON STREET, TOPEKA, KS  66636-0001
1-800-355-4555

TABLE OF CONTENTS
                                                        PAGE

CONTRACT PROVISIONS                                       3

DEFINITIONS                                               4

GENERAL PROVISIONS                                        7
         THE CONTRACT                                     7
         COMPLIANCE                                       7
         MISSTATEMENT OF AGE                              7
         EVIDENCE OF SURVIVAL                             7
         INCONTESTABILITY                                 7
         ASSIGNMENT                                       7
         TRANSFERS                                        8
         CLAIMS OF CREDITORS                              8
         NONFORFEITURE VALUES                             8
         PARTICIPATION                                    9
         STATEMENTS                                       9

OWNERSHIP, ANNUITANT AND BENEFICARY PROVISIONS            9
         OWNERSHIP                                        9
         JOINT OWNERSHIP                                  9
         ANNUITANT                                        9
         PRIMARY AND CONTINGENT BENEFICIARIES             9
         OWNERSHIP AND BENEFICIARY CHANGES                9

PURCHASE PAYMENT PROVISIONS                              10
         FLEXIBLE PURCHASE PAYMENTS                      10
         PURCHASE PAYMENT LIMITATIONS                    10
         PURCHASE PAYMENT ALLOCATION                     10
         PLACE OF PAYMENT                                10

CONTRACT VALUE AND EXPENSE PROVISIONS                    10
         CONTRACT VALUE                                  10
         FIXED ACCOUNT CONTRACT VALUE                    10
         FIXED ACCOUNT INTEREST CREDITING                11
         SEPARATE ACCOUNT CONTRACT VALUE                 11
         ACCUMULATION UNIT VALUE                         11
         NET INVESTMENT FACTOR                           11
         DETERMINING ACCUMULATION UNITS                  12
         MORTALITY AND EXPENSE RISK CHARGES              12
         PREMIUM TAX EXPENSE                             12
         ADMINISTRATION CHARGE                           12
         MUTUAL FUND EXPENSES                            12

WITHDRAWAL PROVISIONS                                    12
         WITHDRAWALS                                   12, 13
         WITHDRAWAL VALUE                                13
         WITHDRAWAL CHARGES                              13
         FREE WITHDRAWALS                                13
         SYSTEMATIC WITHDRAWALS                          14
         FREE SYSTEMATIC WITHDRAWALS                     14
         DISABILITY WAIVER                               14
         DATE OF REQUEST                                 14
         PAYMENT OF WITHDRAWAL BENEFITS                14, 15

DEATH BENEFIT PROVISIONS                                 15
         DEATH BENEFIT                                   15
         PROOF OF DEATH                                  16
         DISTRIBUTION RULES                              16

ANNUITY PAYMENT PROVISIONS                               16
         ANNUITY START DATE                            16, 17
         CHANGE OF ANNUITY START DATE                    17
         ANNUITY START AMOUNT                            17
         WITHDRAWAL CHARGES                              17
         ANNUITY TABLES                                  17
         ANNUITY PAYMENTS                                17
         CHANGE OF ANNUITY OPTION                        18
         FIXED ANNUITY PAYMENTS                          18
         VARIABLE ANNUITY PAYMENTS                       18
         ANNUITY UNITS                                   18
         NET INVESTMENT FACTOR                         18, 19
         ALTERNATE ANNUITY OPTION RATES                  19
         ANNUITY OPTIONS                               19, 20

ANNUITY TABLES                                         21, 22

AMENDMENTS OR ENDORSEMENTS, IF ANY

PARKSTONE VARIABLE ANNUITY

A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

*Purchase Payments may be made until the earlier of the Annuity Start Date or termination of the Contract.

*A Death Benefit may be paid prior to the Annuity Start Date according to the Contract provisions.

*Annuity Payments begin on the Annuity Start Date using the method as specified in this Contract.

*This Contract is Participating.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THERE ARE NO GUARANTEED MINIMUM PAYMENTS OR CASH VALUES. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.)

[SBG LOGO]

SECURITY BENEFIT LIFE INSURANCE COMPANY
A Member of the Security Benefit Group of Companies
700 SW Harrison, Topeka, KS 66636-000l
1-800-355-4555

Income and realized and unrealized gains and losses from assets in the Separate Account are credited to, or charged against, the Separate account without regard to the income, gains or losses from the Company's general account or its other separate accounts. The Separate Account is divided into Subaccounts shown on page 3. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount without regard to income, gains or losses in the other Subaccounts. The Company has the right to transfer to its general account any assets of the Separate Account that are in excess of the reserves and other contract liabilities with respect to the Separate Account. The value of the assets in the Separate Account on each Valuation Date is determined as of the end of each Valuation Date.

SUBACCOUNT NET ASSET VALUE

The Subaccount Net Asset Value is equal to: (1) the net asset value of all shares of the underlying mutual fund held by the Subaccount; plus (2) any cash or other assets; less (3) all liabilities of the Subaccount.

SUBACCOUNTS

The Separate Account is divided into Subaccounts which invest in shares of mutual funds. Each Subaccount may invest its assets in a separate class or series of a designated mutual fund or funds. The Subaccounts are shown on page
3. Subject to the regulatory requirements then in force, the Company reserves the right to:

1.      change or add designated mutual funds or other investment vehicles;

2.      add, remove or combine Subaccounts;

3. add, delete or make substitutions for securities that are held or purchased by the Separate Account or any Subaccount;

4.      operate the Separate Account as a management investment company;

5. combine the assets of the Separate Account with other separate accounts of the Company or an affiliate thereof;

6. restrict or eliminate any voting rights of the Owner with respect to the Separate Account or other persons who have voting rights as to the Separate Account; and

7.      terminate and liquidate any Subaccount.

If any of these changes result in a material change to the Separate Account or a Subaccount, the Company will notify the Owner of the change. The Company will not change the investment policy of any Subaccount in any material respect without complying with the filing and other procedures of the insurance regulators of the state of issue.

VALUATION DATE

A Valuation Date is each day the New York Stock Exchange and the Company's Home Office are open for business.

VALUATION PERIOD

A Valuation Period is the interval of time from one Valuation Date to the next Valuation Date.

GENERAL PROVISIONS

THE CONTRACT

The entire Contract between the Owner and the Company consists of this contract, the attached Application, and any amendments, Endorsement or Riders to the Contract. All statements made in the Application will, in the absence of fraud, as ruled by a court of competent jurisdiction, be deemed representations and not warranties. The Company will use no statement made by or on behalf of the Owner or the Annuitant to void this Contract unless it is in the written Application. Any change in the Contract can be made only with the written consent of the President, a Vice President, or the Secretary of the Company.

The Purchase Payment(s) and the Application must be acceptable to the Company under its rules and practices. If they are not, the Company's liability shall be limited to a return of the Purchase Payment(s).

COMPLIANCE

The Company reserves the right to make any change to the provisions of this Contract to comply with or give the Owner the benefit of any federal or state statute, rule or regulation. This includes, but is not limited to, requirements for annuity contracts under the Internal Revenue Code or the laws of any state. The Company will provide the Owner with a copy of any such change and will also file such a change with the insurance regulatory officials of the state in which the Contract is delivered.

MISSTATEMENT OF AGE

If the age of the Annuitant has been misstated, payments shall be adjusted, when allowed by law, to the amount which would have been provided for the correct age. Proof of the age of an Annuitant may be required at any time, in a form suitable to the Company. If payments have already commenced and the misstatement has caused an underpayment, the full amount due will be paid with the next scheduled payment. If the misstatement has caused an overpayment, the amount due will be deducted from one or more future payments.

EVIDENCE OF SURVIVAL

When any payments under this Contract depend on the payee being alive on a given date, proof that the payee is living may be required by the Company. Such proof must be in a form accepted by the Company, and may be required prior to making the payments.

INCONTESTABILITY

This Contract will not be contested after it has been in force for two years from the Issue Date during the life of the Owner.

ASSIGNMENT

Please refer to page 3 to see if this Contract may be assigned. If it may be assigned, no Assignment under this Contract is binding unless Received by the Company in writing. The Company assume no responsibility for the validity, legality, or tax status of any Assignment. The Assignment will be subject to any payment made or other action taken by the Company before the Assignment is Received by the Company. Once filed, the rights of the Owner, Annuitant and Beneficiary are subject to the Assignment. Any claim is subject to proof of interest of the assignee.

DEATH BENEFIT PROVISIONS

PROOF OF DEATH

Any of the following will serve as Proof of Death:

1.      certified copy of the death certificate;

2. certified decree of a court of competent jurisdiction as to the finding of death;

3.      written statement by a medical doctor who attended the deceased Owner;
        or

4.      any proof accepted by the Company.

DISTRIBUTION RULES

The entire Death Benefit with any interest shall be paid within 5 years after the death of any Owner, except as provided below. In the event that the Designated Beneficiary elects an Annuity Option, the length of time for the payment period may be longer than 5 years if: (1) the Designated Beneficiary is a natural person; (2) the Death Benefit is paid out under one of Annuity Options 1 through 8; and (3) payments are made over a period that does not exceed the life or life expectancy of the Designated Beneficiary; and (4) Annuity Payments begin within one year of the death of the Owner. If the deceased Owner's spouse is the sold Designated Beneficiary, the spouse shall become the sole Owner of the Contract. He or she may elect to: (1) keep the Contract in force until the sooner of the spouse's death or the Annuity Start Date; or (2) receive the Death Benefit.

If any Owner dies after the Annuity Start Date, any Annuity Payments shall continue to be paid at least as rapidly as under the method of payment being used as of the date of the Owner's death.

If the Owner is a Nonnatural Person, the distribution rules set forth above apply in the event of the death of, or a change in, the Annuitant. This Contract is deemed to incorporate any provision of Section 72(s) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision. This Contract is also deemed to incorporate any other provision of the code deemed necessary by the Company, in its sole judgment, to qualify this Contract as an annuity. The application of the distribution rules will be made in accordance with Code section 72(s), or any successor provision, as interpreted by the Company in its sole judgment.

The foregoing distribution rules do not apply to a Contract which is: (1) provided under a plan described in Code section 401(a); (2) described in Code section 403(b); (3) an individual retirement annuity or provided under an individual retirement account or annuity; or (4) otherwise exempt from the Code section 72(s) distribution rules.

ANNUITY PAYMENT PROVISIONS

ANNUITY START DATE

The Owner may choose the Annuity Start Date at the time of application. The Annuity Start Date may not be prior to the third Contract Anniversary; provided that the Annuity Start Date may be prior to the third Contract Anniversary if one of Annuity Options 5 or 6 is elected. The Annuity Start Date must be prior to the later of: (1) the oldest Annuitant's eighty-fifth birthday; or (2) the tenth Contract Anniversary, but in no event later than the oldest Annuitant's ninety-fifth birthday. If no Annuity Start Date is chosen, the Company will use the later of: (1) the oldest Annuitant's seventieth birthday; or (2) the tenth Contract Anniversary, but in no event later than the Annuitant's ninety-fifth birthday.

The Annuity Start Date is the date the first payment will be made to the Annuitant under one of the Annuity Options.

CHANGE OF ANNUITY START DATE

An Owner may change the Annuity Start Date subject to approval by the Company. A request for the change must be made in writing. The written request must be Received by the Company at least 30 days prior to the new Annuity Start Date and 30 days prior to the previous Annuity Start Date.

ANNUITY START AMOUNT

The Annuity Start Amount is applied to one or more of the Annuity Options listed on page 19-20. The Annuity Start Amount is: (1) the Contract Value on the Annuity Start Date; less (2) any Premium Taxes due or paid by the company. Unless otherwise directed by the Owner, Annuity Start Amount derived from Fixed Account Contract Value will be applied to purchase a Fixed annuity option; that derived from Separate Account Contract Value will be applied to purchase a Variable Annuity Option.

WITHDRAWAL CHARGES

Withdrawal Charges are not applied to: (1) Annuity payments made under Annuity Options 1-4, 7 and 8; or (2) those made under Annuity Options 5 and 6 that provide for payments over a period of at least 7 years. Withdrawal Charges are applied to annuity payments under Annuity Options 5 and 6 that provide for payments over a period of less than 7 years.
See "Withdrawal Provisions" on pages 12-15.

ANNUITY TABLES

Annuity Tables A through C show the guaranteed minimum amount of monthly Annuity Payment per $1,000 of Annuity Start Amount for Annuity Options 1 through 4, 7 and 8 that applies to the first Variable Annuity Payment and to each payment for Fixed Annuity Payments. The amount of each Annuity Payment for Annuity Options 1 through 4 and 8 will depend on the Annuitant's age on the Annuity Start Date.

Tables A and B assume 1900 as the year of birth of the Annuitant. To use Tables A and B for an Annuitant born after 1900, the actual age is reduced by 0.1 (one-tenth) of a year for each year the year of birth exceeds 1900. For an Annuitant with a birth year prior to 1900, the actual age is increased in a like manner. The actual age (in completed months) reduced or increased becomes the "adjusted age of the Annuitant." The guaranteed payout rate is then found by interpolating the Annuitant's adjusted age between the ages shown in Tables A and B. Tables A and B are based on the 1983 Table "A" mortality table and an interest rate of 3.5% per year. On request the Company will furnish the amount of monthly Annuity Payment per $1,000 applied for any ages not shown.

For Annuity Options 5 through 7, annuity rates based on age are not used to calculate annuity payments. Annuity Payments for Options 5 and 6 are computed without reference to the Annuity Tables.

ANNUITY PAYMENTS

The Annuity Option is shown on page 3. The Owner may choose any form of Annuity Option that is allowed by the Company. The Owner may choose an Annuity Option by written request. The request must be Received by the Company at least 30 days prior to the Annuity Start Date. Several Annuity Options are listed on pages 19 and 20. No Annuity Option can be selected that requires the Company to make periodic payments of less than $50.00. If no Annuity Option is chosen prior to the Annuity Start Date, the Company will use Life with 10-Year Fixed Period Option. Each Annuity Option allows for making Annuity Payments annually, semiannually, quarterly or monthly.

OPTION 5

FIXED PERIOD OPTION: This option provides payments for a fixed number of years between 5 and 20. If the Contract Value is held in the Fixed Account, then the amount of the payments will vary as a result of the interest rate (as adjusted periodically) credited on the Fixed Account. This rate is guaranteed to be no less than the Guaranteed Rate shown on page 3. If the Contract Value is held in the Separate Account, then the amount of the payments will vary as a result of the investment performance of the Subaccounts chosen. If all the Annuitants die before receiving the fixed number of payments, any remaining payments will be made to the Designated Beneficiary.

OPTION 6

FIXED PAYMENT OPTION: This option provides a fixed payment amount. This amount is paid until the amount applied, including daily interest adjustments, is paid. If the Contract Value is held in the Fixed Account, then the number of payments will vary as a result of the interest rate (as adjusted periodically) credit on the Fixed Account. This rate is guaranteed to be not less than the Guaranteed Rate shown on page 3. If the Contract Value is held in the Separate Account, then the number of payments will vary as a result of the investment performance of the Subaccounts chosen. If all the Annuitants die before receiving all the payments, any remaining payments will be made to the Designated Beneficiary.

OPTION 7

PERIOD CERTAIN OPTION: This option provides payments for a fixed period of 5, 10, 15 or 20 years. Payments will be made until the end of this period. If the Annuitant dies prior to the end of the period, the remaining payments will be made to the Designated Beneficiary. Table C shows some of the guaranteed rates for this option.

OPTION 8

JOINT AND CONTINGENT SURVIVOR OPTION: This option provides payments for the life of the primary Annuitant Payments will be made to the primary Annuitant as long as he or she is living. Upon the death of the primary Annuitant, payments will be made to the contingent Annuitant as long as he or she is living. If the Contingent Annuitant is not living upon the death of the Primary Annuitant, no payments will be made to the Contingent Annuitant. Table B shows some of the guaranteed rates for this option.

ANNUITY TABLES

TABLE A
SETTLEMENT OPTIONS ONE, TWO, AND THREE
MINIMUM INITIAL MONTHLY INSTALLMENTS PER $1,000 OF AMOUNT APPLIED

    Adjusted
       Age           Option One                             Option Two                              Option Three
  of Annuitant          Life                          Year Fixed Period Ends                            Unit
     Unisex             Only           5 Years        10 Years       15 Years       20 Years           Refund
  ------------       ----------        -------        --------       --------       --------        ------------
       55               4.54             4.53           4.51           4.46           4.38              4.40
       56               4.62             4.61           4.58           4.53           4.44              4.47
       57               4.71             4.70           4.66           4.60           4.51              4.54
       58               4.80             4.79           4.75           4.68           4.57              4.62
       59               4.90             4.88           4.84           4.76           4.64              4.70

       60               5.00             4.99           4.93           4.84           4.70              4.78
       61               5.11             5.09           5.03           4.93           4.77              4.87
       62               5.23             5.21           5.14           5.02           4.84              4.96
       63               5.36             5.33           5.25           5.12           4.91              5.06
       64               5.49             5.46           5.37           5.21           4.98              5.17

       65               5.64             5.60           5.50           5.31           5.05              5.28
       66               5.79             5.75           5.63           5.42           5.12              5.39
       67               5.95             5.91           5.77           5.53           5.19              5.52
       68               6.13             6.08           5.91           5.63           5.25              5.65
       69               6.32             6.26           6.07           5.74           5.32              5.79

       70               6.53             6.46           6.23           5.86           5.37              5.94
       71               6.75             6.67           6.40           5.97           5.43              6.09
       72               6.99             6.89           6.58           6.08           5.48              6.26
       73               7.26             7.13           6.76           6.18           5.52              6.44
       74               7.54             7.39           6.95           6.29           5.57              6.63
       75               7.85             7.67           7.14           6.39           5.60              6.83

Values not shown will be provided upon request. Annual, semiannual, or quarterly installments can be determined by multiplying the monthly installments by 11.812853, 5.9572227, and 2.9914196 respectively.

TABLE B
SETTLEMENT OPTIONS FOUR AND EIGHT
MINIMUM INITIAL MONTHLY INSTALLMENT PER $1,000 OF AMOUNT APPLIED

       ADJUSTED AGE OF                               ADJUSTED AGE OF SECONDARY ANNUITANT
      PRIMARY ANNUITANT             55           60            62            65           70            75
      -----------------           -----         ----          -----         ----         ----          ----
             55                    4.16         4.27          4.30          4.35         4.42          4.47
             60                    4.34         4.51          4.57          4.66         4.78          4.86
             62                    4.41         4.61          4.68          4.79         4.94          5.04
             65                    4.51         4.76          4.85          4.99         5.20          5.35
             70                    4.66         4.99          5.13          5.34         5.67          5.95
             75                    4.78         5.19          5.37          5.66         6.16          6.63

Values not shown will be provided upon request. Annual, semiannual, or quarterly installments can be determined by multiplying the monthly installments by 11.812853, 5.9572227, and 2.9914196 respectively.

TABLE C
SETTLEMENT OPTION SEVEN
MINIMUM INITIAL MONTHLY INSTALLMENT PER $1,000 OF AMOUNT APPLIED

PERIOD CERTAIN

5 YEARS          10 YEARS                    15 YEARS                 20 YEARS
-------          --------                    --------                 --------
18.11               9.83                        7.1                      5.75

Values not shown will be provided upon request. Annual, semiannual, or quarterly installment can be determined by multiplying the monthly installments by 11.812853, 5.9572227, and 2.9914196 respectively.